The Board of Directors
Philips Industrial Electronics International B.V.


We consent to the incorporation by reference in the Registration Statements (no. 333-08863 and 333-32911) on Form S-8 of the FEI Company of our report dated April 9, 1997, with respect to the combined balance sheet of Philips Electron Optics Operations as of December 31, 1996 and the related combined statements of income and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the 1997 annual report of FEI Company filed on Form 10-K dated March 30, 1998.

KPMG Accountants N.V.

                                       KPMG ACCOUNTANTS N.V.

Eindhoven, The Netherlands,
March 30, 1998

KPMG Accountants N.V.